Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212812) and Form S-8 (No. 333-205825) of MasterCraft Boat Holdings, Inc. of our report dated October 18, 2018, relating to our review of the financial statements of Crest Marine, LLC. as of and for the years ended June 30, 2018 and 2017 and our report dated February 23, 2018, except as to Note F, which is October 18, 2018, relating to our audit of the financial statements of Crest Marine, LLC., as of and for the years ended December 31, 2017 and 2016 (Restated), included in this Current Report on Form 8-K/A.

/s/ Davison & Associates, CPA

Troy, Michigan
December 7, 2018